VOLT DELTA RESOURCES, LLC TO ACQUIRE LSSI CORP.

Combined company to expand telephone company sourced listing data production and delivery network

New York, NY,  June  19, 2007 – Volt Information Sciences, Inc. (NYSE: VOL) (the Company) announced today that Volt Delta Resources, LLC. (VoltDelta), a wholly owned subsidiary of the Company, has signed a definitive merger agreement with LSSi Corp. (LSSi) and certain shareholders of LSSi.  As a result of the merger, LSSi will become  a wholly owned subsidiary of VoltDelta.  The total merger consideration will be approximately $70 million in cash subject to adjustment after the closing based upon the amount of LSSi’s working capital on the closing date.

The transaction is subject to antitrust, and other regulatory approvals as well as other customary closing conditions and is expected to close in the Company’s third quarter of 2007.

“Quality business intelligence data is the underpinning of today’s Information Age Company.” said Joe DiAngelo, President of VoltDelta.  “The combination of VoltDelta’s application development, integration and hosting expertise and LSSi’s highly efficient data processing allows us to serve broader base of customers by aggregating the most current and accurate business and consumer information possible.”

VoltDelta has traditionally served the directory assistance market, combining data with large scale integrated directory assistance systems, whereas LSSi has spent years growing its enterprise business converting directory assistance listings into valuable business intelligence data by aggregating information collected from telephone companies across North America and Europe.  Most recently, LSSi has begun expanding data sources to include VoIP listings, cable company listings and wireless listings, further increasing the value of their database.  The combined company will be better equipped to efficiently serve customers who are looking to access the most current information in order to find businesses and people by bringing to market the most accurate information available.

About VoltDelta:

VoltDelta, a wholly owned subsidiary of Volt Information Sciences, Inc., is a leading global provider of both hosted and customer-premise directory assistance solutions, content and data services to the telecommunications industry as well as providing a large variety of hosted solutions to the enterprise market. VoltDelta designs, develops, integrates, markets, sells, leases, licenses and maintains computer-based directory assistance software and systems and other database management and telecommunications services for the world-wide telecommunications market. VoltDelta provides carrier-grade hosted call routing and automation services for enterprise call centers for both legacy TDM and VoIP call transport. For additional information please visit http://www.voltdelta.com

About LSSi:

LSSi Corp (www.lssi.net) is the world’s leader in developing and operating high-performance directory databases.  LSSi has established a strong commercial presence in several important telephony markets, including National Directory Assistance (NDA) databases in the U.S., Canada, Ireland, and the United Kingdom; customer name and address automation; wireless mobile solutions; desktop solutions for corporations and other large institutions; and NDA client / server software.  In addition to its world headquarters in Edison, New Jersey, LSSi operates development resources and data centers located in Research Triangle Park, North Carolina; Waynesboro, Virginia; Birmingham, England; and Dublin, Ireland.

About Volt Information Sciences, Inc.:

Volt Information Sciences, Inc. is a leading national provider of Workforce, Information and Telecommunications Solutions for its Fortune 100 customer base.  Operating through a network of over 300 Volt Services Group branch offices, the Staffing Services segment fulfills IT and other technical, commercial, and industrial placement requirements of its customers, on both a temporary and permanent basis.  The Telecommunications and Information Solutions businesses provide complete telephone directory production and directory publishing; a full spectrum of telecommunications construction, installation and engineering services; and advanced information and operator services systems for telephone companies.  For additional information, please visit the Volt Information Sciences, Inc., web site at www.volt.com

Forward-Looking Statements:

This news release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “expect,” “estimate,” “anticipate,” “predict,” and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Although the Company and LSSi believe that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties and assumptions, including but not limited to industry and economic conditions, customer actions and the other factors discussed in the Company’s reports filed with the Securities and Exchange Commission. Copies of the Company’s latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission and the New York Stock Exchange, are available without charge upon request to Volt Information Sciences, Inc., 560 Lexington Avenue, New York, New York 10022, 212-704-2400, Attention: Shareholder Relations. These and other SEC filings by the Company are also available to the public over the Internet at the SEC’s website at http://www.sec.gov and at the Company’s website at http://www.volt.com in the Investor Information section.

CONTACT:

Volt Information Sciences, Inc.
Ron Kochman, 212-704-2400
voltinvest@volt.com